EXHIBIT 3

TPG-AXON RELEASES PRESENTATION DETAILING SANDRIDGE ENERGY’S RELATED-PARTY LAND TRANSACTIONS

- Calls for Board of Directors to Conduct an Investigation of CEO Tom Ward -

- Presentation Available At www.Shareholdersforsandridge.com -

NEW YORK, NY (January 23, 2013) – TPG-Axon, beneficial owner of 6.7% of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD) (the “Company”), today announced that a presentation detailing the scope of SandRidge’s related-party land transactions can be found by visiting www.Shareholdersforsandridge.com.

The presentation outlines numerous instances where entities affiliated with Tom Ward’s family, such as TLW Land & Cattle, WCT Resources and 192 Investments, have been active in acquiring acreage and mineral rights ahead of the Company, and in many instances ‘flipping’ the rights to SandRidge just weeks or months later. More worryingly, it appears that those affiliated entities have also acquired acreage in advance of purchases by SandRidge in the same areas, and then either sold it to third parties or kept it.

TPG-Axon requests SandRidge’s Board of Directors:

●	Conduct an investigation of Mr. Ward and his conduct related to said related-party land transactions; and

●	Provide stockholders with detailed information regarding the nature of the interaction between the various entities associated with members of the Ward family and SandRidge.

TPG-Axon believes the fact pattern surrounding the related-party land transactions outlined in the presentation suggests SandRidge stockholders may have been disadvantaged by the actions of entities related to Mr. Ward or his immediate family members.

TPG-Axon urges stockholders of record as of December 13, 2012 to vote the GREEN consent card in favor of its proposals to amend the Company’s bylaws and replace SandRidge’s entire Board of Directors with its slate of highly qualified director nominees.

About TPG-Axon Capital
TPG-Axon Capital is a leading global investment firm.  Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

Contacts:

MacKenzie Partners, Inc.
Dan Burch or Larry Dennedy
(212) 929-5500

TPG-Axon:
Anton Nicholas
203-682-8245
Anton.Nicholas@icrinc.com

Phil Denning
203-682-8246
Phil.Denning@icrinc.com

Jason Chudoba
646-277-1249
Jason.Chudoba@icrinc.com

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.